UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 5, 2007

Atmospheric Glow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	333-11591 (Commission File Number	62-1647888 (IRS Employer Identification Number)

_____________________________________

924 Corridor Park Blvd
Knoxville, Tennessee 37932-3723
(865) 777-3776

(Address, zip code and telephone number of principal executive offices)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

information to be included in the report

Section 5 - Corporate Governance and Management

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 5, 2007, Kimberly Kelly-Wintenberg has resigned her position as a Director of Atmospheric Glow Technologies, Inc. ("AGT"). Ms. Kelly-Wintenberg has voted in agreement with the other Directors on substantially every resolution presented during her tenure and recently indicated the likely necessity of her resignation to enable her negotiation on behalf of Atmospheric Plasma Holdings, LLC ("APH") a shareholder of AGT that currently holds approximately 37% of AGT's outstanding stock. Ms. Kelly-Wintenberg serves as a Governor of that shareholder and retains 47% of its Class A-1 ownership voting class and approximately 28% of the Class B ownership non-voting class of APH.

Accordingly, the AGT Board believes her resignation is primarily related to a pending proposal by Ms. Kelly-Wintenberg on behalf of APH. For Ms. Kelly-Wintenberg to continue to negotiate on behalf of this minority shareholder would continue to be an undue conflict with her duty as a director to represent all shareholders. She has not resigned from her position as an officer of AGT and continues to serve as AGT's President and COO.

Section 5 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits
	Exhibit Table Number	Page Number
I. Letter on departure of director	17
(i) Letter of resignation from Kimberly Kelly-Wintenberg		4

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Atmospheric Glow Technologies, Inc.

Date: March 9, 2007 By: /s/ W. Scott McDonald

W. Scott McDonald
Chief Executive Officer